Exhibit 99.1

Ur-Energy Releases 2014 Year End Results

Littleton, Colorado (PR Newswire – March 2, 2015) Ur-Energy Inc. (TSX:URE, NYSE MKT:URG) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2014, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the audited consolidated financial statements, free of charge, upon request to the Company.

Commenting on the growth of Ur-Energy in 2014, the Company’s President and CEO Wayne Heili stated: “During 2014, Ur-Energy emerged as a leading company among our peer group on the strength of our production performance and long-term sales contract portfolio. The results from our first full year of production at our state-of-the-art Lost Creek Project place us among the top-ranking U.S. uranium producers. These accomplishments were achieved during a year which was defined by disappointing uranium spot market pricing and a depressed overall commodity market. Additionally, the advancement of our Shirley Basin project has helped to illustrate the accretive nature of the Pathfinder Mines acquisition we completed in late 2013. Once again, the Ur-Energy team has demonstrated its ability to deliver positive results.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $3.1 million. We recognized a gross profit of $11.5 million on sales of $29.3 million which represents a gross profit margin of approximately 39%. The Company realized an average price per pound sold of $51.22. Our cash cost per pound sold for the year was $19.73 while our total cost per pound sold was $34.49. We had an operating loss of $7.0 million after deducting total operating expenses of $18.5 million which includes exploration and evaluation expenses, development expenses and general and administrative expenses. After recording interest and other expenses, the final net loss for the year was $8.7 million.

After completing two sales in February 2015, our unrestricted cash position as of March 2, 2015 was $7.5 million. Given our current cash resources, contracted sales positions and low cash costs per pound, we do not anticipate raising additional funding in 2015 unless it becomes advantageous to do so.

Uranium Production and Sales for Lost Creek

During 2014, 596,176 pounds of U3O8 were captured within the Lost Creek plant, 547,992 of those pounds were packaged in drums and 562,553 pounds of the drummed inventory were shipped to the conversion facility where 517,760 pounds were sold to our customers for a gross revenue of $26.5 million. Production and sales figures by quarter for 2014 are as follows:

	Units	Quarter				YTD 2014
		2014 Q4	2014 Q3	2014 Q2	2014 Q1
U3O8 Captured	(‘000 lbs)	149.6	131.3	116.7	198.6	596.2
U3O8 Dried & Drummed	(‘000 lbs)	117.2	125.9	133.7	171.2	548.0
U3O8 Sold	(‘000 lbs)	100.0	100.0	207.8	110.0	517.8

Average Flow Rate	(gpm)	1,145	970	803	1,103	1,006
U3O8 Head Grade	(mg/l)	123	135	152	179	150

Lost Creek Uranium Production and Sales

Lost Creek production for the fourth quarter of 2014 met guidance with approximately 150,000 pounds captured. Quarter over quarter production rates increased 14%. Header house number seven was added to the production system in December to supplement the productivity of the first six header houses as the head grade derived from those houses gradually declined throughout the period. The quarter included contractual product sales at 100,000 pounds U3O8. The product was sold at an average price of $66.03 per pound for product sales revenues totaling $6.6 million.

Lost Creek Production Costs

Production costs generally declined throughout the year as the project operational team gained valuable experience and tuned the plant and wellfield systems. Severance and ad valorem tax expenditures rose in the fourth quarter as the State of Wyoming retroactively increased the factor used in calculating the taxable value of the extracted uranium. The adjustment to the tax expense was reflected in the fourth quarter results. Our cash cost per pound sold for the fourth quarter was $20.32 while our total cost per pound sold was $36.97. Total costs for the quarter include all costs of wellfield, plant and site operations, the severance and ad valorem taxes along with their adjustments, depreciation and amortization of capitalized assets, reclamation and mineral property costs.

Inventory, Production and Sales Analysis	Unit	2014 Q4	2014 Q3	2014 Q2	2014 Q1	Year to date

Pounds captured	lb	149,564	131,331	116,708	198,573	596,176
Ad valorem and severance tax	$000	$1,163	$313	$212	$737	$2,425
Wellfield cash cost (1)	$000	$881	$1,012	$912	$1,196	$4,001
Wellfield non-cash cost (1)(2)	$000	$1,350	$1,349	$1,350	$1,350	$5,399
Ad valorem and severance tax per pound captured	$/lb	$7.78	$2.38	$1.82	$3.71	$4.07
Cash cost per pound captured	$/lb	$5.89	$7.71	$7.81	$6.02	$6.71
Non-cash cost per pound captured	$/lb	$9.02	$10.28	$11.56	$6.80	$9.06

Pounds drummed	lb	117,160	125,915	133,684	171,233	547,992
Plant cash cost (3)	$000	$1,553	$1,703	$1,625	$1,902	$6,783
Plant non-cash cost (2)(3)	$000	$507	$504	$502	$503	$2,016
Cash cost per pound drummed	$/lb	$13.26	$13.53	$12.15	$11.11	$12.38
Non-cash cost per pound drummed	$/lb	$4.33	$4.00	$3.76	$2.94	$3.68

Pounds shipped	lb	102,071	126,499	163,747	170,216	562,533
Distribution cash cost (4)	$000	$113	$(31)	$117	$152	$351
Cash cost per pound shipped	$/lb	$1.10	$(0.24)	$0.71	$0.89	$0.62

Pounds sold	lb	100,000	100,000	207,760	110,000	517,760
U3O8 sales	$000	$6,603	$5,996	$7,197	$6,723	$26,519
Average long-term contract price	$/lb	$66.03	$59.96	$34.64	$61.12	$51.22
Average spot price (5)	$/lb	$-	$-	$-	$-	$-
Average price per pound sold	$/lb	$66.03	$59.96	$34.64	$61.12	$51.22

Cost of sales (6)	$000	$3,697	$3,752	$6,761	$3,648	$17,858
Ad valorem and severance tax cost per pound sold	$/lb	$3.18	$2.52	$3.11	$3.78	$2.48
Cash cost per pound sold	$/lb	$20.32	$20.77	$17.45	$19.39	$19.73
Non-cash cost per pound sold (2)	$/lb	$13.47	$14.23	$11.98	$9.99	$12.28
Total cost per pound sold	$/lb	$36.97	$37.52	$32.54	$33.16	$34.49

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.
[5]	There were no spot sales in 2014.
[6]	Cost of sales include all production costs (notes 1, 2, 3, and 4) adjusted for changes in inventory values.

Cash cost per pound and non-cash cost per pound for produced and sold uranium presented in the table above are non-US GAAP measures. These measures do not have a standardized meaning or a consistent basis of calculation under US GAAP. These measures are used to assess business performance and may be used by certain investors to evaluate performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2014 Q4	2014 Q3	2014 Q2	2014 Q1	Year to date

U3O8 Sales (a) [1]	$000	$6,603	$5,996	$7,197	$6,723	$26,519

Pounds sold (b)	lb	100,000	100,000	207,760	110,000	517,760

Average price per pound sold (a ÷ b)	$/lb.	$66.03	$59.96	$34.64	$61.12	$51.22

Notes:

[1]	Does not include $2.5 million recognized from the gain on assignment of deliveries under long-term contracts because the additional revenue would distort the average realized price per pound (see note 18 to the financial statements).

U3O8 sales of $26.5 million for the year were based on selling 517,760 pounds at an average price of $51.22, which resulted from meeting all of our contractual delivery requirements with no additional spot sales. We also recognized $2.5 million in revenue from two deliveries which were monetized in 2013, but completed in 2014. Finally, we recognized $0.3 million of disposal fees at the Shirley Basin Project. This resulted in total sales of $29.3 million as reported in the financial statements.

Total Cost Per Pound Sold Reconciliation	Unit	2014 Q4	2014 Q3	2014 Q2	2014 Q1	Year to date

Ad valorem and severance taxes	$000	$1,163	$314	$212	$736	$2,425
Wellfield costs	$000	$2,230	$2,361	$2,262	$2,546	$9,399
Plant costs	$000	$2,060	$2,207	$2,127	$2,405	$8,799
Distribution costs	$000	$112	$(31)	$117	$152	$350
Inventory change	$000	$(1,868)	$(1,099)	$2,043	$(2,191)	$(3,115)
Cost of sales (a)	$000	$3,697	$3,752	$6,761	$3,648	$17,858

Pounds sold (b)	lb	100,000	100,000	207,760	110,000	517,760

Cost per pound sold (a ÷ b) [1]	$/lb.	$36.97	$37.52	$32.54	$33.16	$34.49

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

Shirley Basin Project Development

Having completed a confirmatory drill program early in the year, we commissioned and issued an independent NI 43-101 Technical Report on Resources for our wholly-owned Shirley Basin Project in August. This was the first technical report on mineral resources issued for Shirley Basin. Subsequently, we commissioned and issued a second NI 43-101 report, a Preliminary Economic Assessment for the project, in January 2015. Baseline studies necessary for the permitting and licensing of the project also commenced in 2014 and are anticipated to be completed in first half 2015.

Guidance for 2015

Our current production objective for 2015 is to maintain an average production rate of approximately 70,000 pounds per month. We expect to produce between 750,000 and 850,000 pounds of U3O8 in 2015. Production at this level will allow us to meet our contractual sales obligations, which are 630,000 pounds at an average price of $50.10 per pound in 2015. Excess production will be used to build inventory, which may then be utilized to complete spot sales transactions on a discretionary basis if then-current uranium spot market conditions warrant.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. Ur-Energy engages in the identification, acquisition, exploration development, and operation of uranium projects in the United States and Canada. Shares of Ur-Energy trade on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG”. All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Wayne Heili, President and CEO
303-269-7707	307-265-2373
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	wayne.heili@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued efforts to ramp up production at the Lost Creek facility; ability to meet production targets and to timely deliver into existing contractual obligations; ability to deliver into spot sales if the market conditions warrant; the ability to realize the technical and economic viability of the Shirley Basin project as set forth in the PEA; ability to advance Shirley Basin into and through permitting process as projected) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.